UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2012

SAND HILLS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53736	26-4803428
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10900 Pump House Road, Suite B

Annapolis Junction, Maryland 20701

(Address of principal executive offices and Zip Code)

(240) 280-8030

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

CURRENT REPORT ON FORM 8-K

SAND HILLS, INC.

March 30, 2012

Item 1.01 Entry into a Material Definitive Agreement

Summary

On March 30, 2012, SAND HILLS, INC., a Nevada corporation (“Sand Hills”), completed a reverse merger transaction among the Company; UNITED STRATEGIES, INC., a Delaware corporation (“USI”); PROMARK TECHNOLOGY, INC., a Maryland corporation and wholly-owned subsidiary of USI (“Promark”); and PROMARK ACQUISITION CORPORATION, a Delaware corporation and our newly-created, wholly-owned subsidiary (“Merger Sub”), pursuant to which Merger Sub merged with and into USI, with USI continuing as the surviving entity (the “Reverse Merger”) and our wholly-owned subsidiary (Sand Hills, USI as surviving entity and subsidiary of Sand Hills, and Promark as subsidiary of USI collectively constitute the “Company,” “we” or “us”). The Reverse Merger was consummated under Delaware corporate law pursuant to an Agreement and Plan of Merger, dated as of March 16, 2012 (the “Merger Agreement”), as discussed below.

As a result of the Reverse Merger, we are now engaged with Promark in the business of information technology distribution. We distribute software and hardware products through a worldwide network of corporate and value-added resellers (“VARs”), consultants, and systems integrators. We offer an extensive line of products from leading hardware and software vendors. Our main website address is www.promarktech.com. Reference to these “uniform resource locators” or “URLs” is made as an inactive textual reference for informational purposes only. Information on our websites should not be considered filed with the Securities and Exchange Commission, and is not, and should not be deemed to be, a part of this report.

The Reverse Merger

At the closing of the Reverse Merger, the former stockholders of USI received shares of our common stock for all of the outstanding shares of common stock and preferred stock of USI held by them. As a result, at the closing of the Reverse Merger, we issued an aggregate of 21,414,263 shares of our common stock to the former stockholders of USI. The shares issued to USI’s former stockholders represent approximately 91.46% of our outstanding shares of common stock, inclusive of 2,000,000 shares of common stock issued at the initial formation of Sand Hills. The consideration issued in the Reverse Merger was determined as a result of arm’s-length negotiations between Sand Hills and USI.

Immediately prior to the closing of the Reverse Merger, the former stockholders of USI also held outstanding stock options to purchase shares of common stock of USI. Pursuant to the Merger Agreement, we have agreed to issue to former USI optionholders substitute options to purchase a number of shares of our common stock based upon the ratio used to determine the number of shares issuable to USI stockholders in connection with the Reverse Merger. We are obligated upon the exercise of those stock options to issue 16,585,724 shares or approximately 41.46% of our total outstanding shares and options.

Changes Resulting from the Reverse Merger

We intend to carry on USI’s information technology distribution business through its subsidiary Promark as our sole line of business. We have relocated our executive offices to those of Promark at 10900 Pump House Rd., Annapolis Junction, Maryland 20701. Our new telephone number is (240) 280-8030, fax number is (301) 725-7869, and corporate website is www.promarktech.com. The contents of our website are not part of this current report.

Change of Board Composition and Executive Officers

Prior to the closing of the Reverse Merger, our Board of Directors was composed only of E. Robert Selby, Randolph Ream and Karl Bechtold. On March 30, 2012, immediately following closing of the Reverse Merger, Mr. Selby, Mr. Ream and Mr. Bechtold appointed Dale R. Foster, William J. Ochall, Stephen T. Hartung, Charles E. Bass and Paul Giovacchini to the Board of Directors. The new directors accepted the resignations of Mr. Selby, Mr. Ream, and Mr. Bechtold. The current Board of Directors consists of five members.

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Mr. Foster, Mr. Hartung and Mr. Ochall are all former USI directors. Mr. Bass is a current Promark employee and Mr. Giovacchini not employed by the Company. All directors will hold office until the next annual meeting of stockholders.

Prior to the closing of the Reverse Merger, Mr. Selby was our President, Chief Executive Officer, and Chief Financial Officer. Mr. Selby resigned from all of those offices effective March 30, 2012.

On March 30, 2012, the Board of Directors of Sand Hills named the following persons as new executive officers: Dale R. Foster as Chief Executive Officer and President; and William J. Ochall as Chief Financial Officer. These individuals held those same positions with USI and Promark prior to the Reverse Merger and will continue in the same capacities with the Company. The Board of Directors of Promark will appoint Stephen T. Hartung as Vice President of Promark and Charles E. Bass as Vice President – Alliances of Promark. Officers of the Company are elected annually by our Board of Directors and serve at its discretion.

Each of the executive officers of Sand Hills and Promark named above have entered into new employment agreements in connection with the Reverse Merger. See “Directors and Executive Officers - Employment Agreements” for the terms of those agreements.

Change of Stockholder Control

Except as described above under “Change of Board Composition and Executive Officers,” no arrangements or understandings exist among our present or former controlling stockholders with respect to the election of persons to our Board of Directors and, to our knowledge, no other arrangements exist that might result in a change of control of our company. We will become a “non-accelerated filer,” as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), following the Reverse Merger.

Accounting Treatment

In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805, “Business Combinations,” Sand Hills is considered the legal acquirer in the Reverse Merger, sometimes referred to as the reverse recapitalization or reverse acquisition. Because USI’s former stockholders as a group retained or received the larger portion of the voting rights in the combined entity and USI’s senior management represents all of the senior management of the combined entity, USI was considered the acquirer for accounting purposes and will account for the exchange transaction as a reverse acquisition. The Reverse Merger will be accounted for as the recapitalization of Sand Hills since, at the time of the acquisition, Sand Hills was a company with minimal assets and liabilities. Consequently, the assets and liabilities and the historical operations that will be reflected in the consolidated financial statements will be those of USI’s and will be recorded at the historical cost basis of USI’s.

Articles of Incorporation and Bylaws

Following the Reverse Merger, the existing Articles of Incorporation and Bylaws of the Company remain in place.

Sand Hills Stock Option Plan

On March 30, 2012, we adopted the Sand Hills 2012 Omnibus Stock Plan (the “Company Plan”), under which 21,000,000 shares of our common stock were reserved for issuance as incentive equity awards. The purpose of the Company Plan is two-fold. First, in connection with the Reverse Merger, we substituted each stock option granted under USI’s 2001 Stock Option Plan, with a substantially similar equity award granted under the Company Plan (subject to proportionate adjustments to reflect the ratios used in consummating the Reverse Merger). Accordingly, of the 21,000,000 shares of our common stock that are reserved for issuance as awards under the Company Plan, 16,585,724 were issued as substitute awards, leaving an additional 4,414,276 shares for issuance thereunder. Second, the shares of stock remaining available for issuance under the Company Plan will be used for attracting and retaining employees, management, directors and outside consultants, who will be granted awards at or above fair market value from time to time under the guidance and approval of our Board of Directors or compensation committee or such other group as is vested by our Board of Directors with the power to administer the Company Plan, and in accordance with the terms of the Company Plan. See “Directors and Executive Officers - Incentive Compensation Plans.”

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Item 2.01 Completion of Acquisition or Disposition of Assets

Reference is made to Item 1.01 above, “Entry into a Material Definitive Agreement” and the contents of that section are incorporated herein, as if fully set forth under this Section 2.01.

Form 10 Disclosure

Business

General

Promark was incorporated in 1971 in the State of Maryland and USI was incorporated in Delaware in 1998.

The Company is an information technology distributor, focused on emerging storage technology. We resell software and hardware developed by manufacturers and provide technical, marketing, and logistic services directly to customers in the United States and Canada. We offer an extensive line of products from leading vendors of storage, storage management, storage virtualization and storage connectivity solutions~~.~~

The Company’s main website address is www.promarktech.com, and the other websites maintained by our business include www.promarkservice.com and www.promarkgov.com. Information on Promark’s websites should not be considered filed with the Securities and Exchange Commission, and is not, and should not be deemed to be, a part of this report. Promark operates through a worldwide network of corporate and value-added resellers, consultants, and systems integrators.

Competition

The information technology market is a highly competitive and fluid market segment. Pricing is very aggressive in both hardware and software distribution and reselling, and Promark expects pricing pressure to continue. Promark faces competition from a wide variety of sources, competing against much larger broad-line distributors, value based distributors, as well as specialty distributors. In some cases we also compete with the direct sales teams of the vendors we represent when their model allows them to sell directly to the VARs and end-customers. Many of our competitors compete principally on the basis of price, product availability, customer service and technical support. According to StorageNewsletter.com, since 2011 there have been 337 new storage start-up companies. These emerging storage technology companies represent a disproportionately large part of the storage industry technical innovation. In addition to leading the introduction of new storage technology to the market, the emerging storage companies also have more efficient and nimble sales processes that allow them to outpace the overall market growth rates. The result of these emerging companies high growth coupled with high rates of technical innovation is a consistent cycle of acquisitions by larger storage manufacturers. StorageNewsletter.com further states that in 2011 alone, 19 emerging storage technology companies were acquired.

There can be no assurance that the Company can compete effectively against existing competitors or new competitors that may enter the market or that it can generate profit margins which represent a fair return to the Company. In addition, price is an important competitive factor in the information technology market and there can be no assurance that the Company will not be subject to increased price competition. An increase in the amount of competition faced by the Company, or its failure to compete effectively against its competitors, could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company competes to attract prospective buyers and in sourcing new products from hardware and software developers, as well as in marketing its current product line to its customers. We believe that our ability to offer VARs and IT professionals a wide selection of products at reasonable prices with prompt delivery and high customer service levels, along with our good relationships with vendors and suppliers, allows us to compete effectively in acquiring prospective buyers and marketing our current product lines to our customers. The Company also competes to gain distribution rights for new products primarily on the basis of our long standing reputation and our relationships with key industry executives of hardware and software vendors.

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The market for hardware and software products is characterized by rapid changes in technology, user requirements, and customer specifications. The manner in which products are distributed and sold is changing, and new methods of distribution and sale may emerge or expand. IT vendors have sold, and may intensify their efforts to sell, their products directly to end-users. The continuing evolution of the Internet as a platform in which to conduct e-commerce business transactions has both lowered the barriers for competition and broadened customer access to products and information, increasing competition and reducing prices. From time to time, certain IT vendors have instituted programs for the direct sale of large order quantities of hardware and software to certain major corporate accounts. These types of programs may continue to be developed and used by various vendors. There can be no assurances, that hardware and software vendors will continue using distributors and resellers to the same extent they currently do. Future efforts by hardware and software vendors to bypass third-party sales channels could materially and adversely affect the Company’s business operations and financial conditions.

For a description of additional risks relating to competition in our industry, please refer to “Risk Factors”: “We rely on our suppliers for product availability, marketing funds, purchasing incentives and competitive products to sell”, and “The IT products and services industry is intensely competitive and actions of competitors, including manufacturers of products we sell, can negatively affect our business.”

Products

The Company offers a wide variety of products from a broad range of software publishers and hardware manufacturers, including DotHill Systems Corp., ExaGrid Systems Inc., Scale Computing Inc., Veeam Software Corporation, Quest Software, Inc., Nexsan Corporation, Qlogic Corporation, Data Robotics, Inc., FalconStor, Inc., and Promise Technology, Inc. We continually screen new manufacturers for inclusion of their products in our product offerings based on their features, quality, price, profit margins and warranties, as well as on current sales trends and sales coverage.

Marketing and Distribution

We market products through creative marketing communications, including our web sites, and local and on-line seminars. We also use direct e-mail and printed material to introduce new products and upgrades, to cross-sell products to current customers, and to educate and inform existing and potential customers. We believe that our blend of electronic and traditional marketing and selling programs are important marketing vehicles for our hardware and software manufacturers. These programs provide a cost-effective and service-oriented means to market and sell and fulfill hardware and software products to meet the needs of users.

The Company had one customer, CDW Corporation, that accounted for 22% of consolidated net sales for the fiscal year ended June 30, 2011 and, as of January 31, 2012, 7.8% of total net accounts receivable. For the fiscal year ended June 30, 2010, CDW Corporation accounted for 24% of consolidated net sales. Our top five customers for the fiscal years ended June 30, 2011and 2010 accounted for 32% and 37% of consolidated net sales, respectively.

The Company allows orders to be placed via electronic means such as email, fax, or electronic data interchange as well as telephonically, provided that the customer has filled out the required bank and trade information and has an account in good standing with the Company. The Company generally ships products within 48 hours of confirming a customer’s order. This allows for minimum backlog in the business. As of December 31 2011, the Company’s order backlog was $6.34 million dollars compare to a backlog of $5.98 million dollars for December 31 2010. The Company expects to fill all of the outstanding orders within the current fiscal year.

Customer Support

We believe that providing a high level of customer service is necessary to compete effectively and is essential to continued sales and revenue growth. Our account representatives assist our customers with all aspects of purchasing decisions, process products ordered, and respond to customer inquiries on order status, product pricing and availability. The account representatives are trained to answer all basic questions about the features and functionality of products. To deal with technical issues, Promark maintains an in-house technical support staff along with a professional services staff that perform remote and onsite installations, upgrades and integration services.

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Purchasing and Fulfillment

The Company’s success is dependent, in part, upon the ability of its suppliers to develop and market products that meet the changing requirements of the marketplace. The Company believes it enjoys good relationships with its vendors. The Company and its principal vendors have cooperated frequently in product introductions, product trainings and in other marketing programs. As is customary in the industry, the Company has no long-term supply contracts with any of its suppliers. Substantially all of the Company’s contracts with its vendors are terminable upon 90 days’ notice or less. Moreover, the manner in which IT software and hardware products are distributed and sold is changing, and new methods of distribution and sale may emerge or expand. The Company’s business and results of operations may be adversely affected if the terms and conditions of the Company’s authorizations with its vendors were to be significantly modified or if certain products become unavailable to the Company.

We believe that effective purchasing from a diverse vendor base is a key element of our business strategy. For the fiscal year ended June 30, 2011, only purchases from Compellent Technologies Inc. and ExaGrid Systems Inc. made up more than 10% of our total purchases. For the fiscal year ended June 30, 2011, purchases from Compellent Technologies Inc. and ExaGrid Systems accounted for 12.6% and 11.2%, respectively, of our total purchases. The loss of a key vendor or group of vendors could disrupt our product availability and otherwise have an adverse effect on the Company.

In 2011, the Company purchased approximately 96% of its products directly from manufacturers and software publishers and the balance from multiple distributors. Most suppliers or distributors will “drop ship” products directly to the customers, which reduces physical handling by the Company. Inventory management techniques, such as “drop shipping” allow the Company to offer a greater range of products without increased inventory requirements or associated risk. The Company has agreements with many of its vendors to allow for drop shipments to help shorten the delivery time frame.

Inventory levels may vary from period to period, due in part to increases or decreases in sales levels, the Company’s practice of making large-volume purchases when it deems the terms of such purchases to be attractive, and the addition of new suppliers and products. Moreover, the Company’s order fulfillment and inventory control systems allow the Company to order certain products just in time for next day shipping. The Company promotes the use of electronic data interchange (“EDI”) with its suppliers and customers, which helps reduce overhead and the use of paper in the ordering process. Although brand names and individual products are important to our business, we believe that competitive sources of supply are available for substantially all of the product categories we carry.

The Company operates distribution facilities in Annapolis Junction, Maryland.

Management Information Systems

The Company operates management information systems on Windows 2008 platforms that allow for centralized management of key functions, including inventory, accounts receivable, purchasing, sales and distribution. We are dependent on the accuracy and proper utilization of our information technology systems, including our telephone, web sites, EDI, e-mail and fax systems.

The management information systems allow the Company to monitor sales trends, provide real -time product availability and order status information, track direct marketing campaign performance and to make marketing event driven purchasing decisions. In addition to the main system, the Company has systems of networked personal computers, as well as microcomputer-based desktop publishing systems, which facilitate data sharing, website design and control and provide an automated office environment.

The Company recognizes the need to continually upgrade its management information systems to most effectively manage its operations and customer database. In that regard, the Company anticipates that it will, from time to time, require software and hardware upgrades for its present management information systems.

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Trademarks

The Company conducts its business under the various trademarks and service marks of Promark. The Company protects these trademarks and service marks and believes that they have significant value to us and are important factors in our marketing programs.

Employees

As of December 31, 2011, Promark had 37 full-time employees and 2 part-time employees. The Company is not a party to any collective bargaining agreements with its employees, has experienced no work stoppages and considers its relationships with its employees to be satisfactory.

Available Information

Under the Exchange Act, the Company is required to file annual, quarterly and current reports, proxy and information statements and other information with the SEC.

Risk Factors

Investors should carefully consider the risk factors set forth below as well as the other information contained in this Current Report on Form 8-K. Any of the following risks could materially and adversely affect our business, financial condition or results of operations. Additional risks and uncertainties, including those not currently known to the Company or that the Company currently deems to be immaterial also could materially adversely affect the Company’s business, financial condition and results of operations.

We have identified material weaknesses in the internal controls of USI and Promark relating to financial reporting. If not remedied, these material weaknesses could result in material misstatements in our consolidated financial statements and periodic reports in future periods.

During the preparation of the consolidated financial statements of USI as of June 30, 2011, 2010 and 2009 and December 31, 2011 and 2010, we identified material weaknesses in internal controls over financial reporting. If not remediated satisfactorily, these material weaknesses could result in material misstatements in our financial statements and periodic reports in future periods. Specifically, we have not been required to have, and as a result did not maintain a sufficient complement of personnel with an appropriate level of accounting, taxation, and financial reporting knowledge, experience and training in the application of U.S. GAAP commensurate with our financial reporting requirements and the complexity of our operations and transactions. We also have not maintained an adequate system of processes and internal controls sufficient to support our financial reporting requirements and produce timely and accurate U.S. GAAP financial statements consistent with being a public company.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis.

We cannot be reasonably assured that remediation actions will be effective to correct material weaknesses. If we continue to experience material weaknesses, investors could lose confidence in our financial reporting and periodic reports, particularly if such weaknesses result in a restatement of our financial results, and our stock price could decline.

We are currently evaluating our organizational structure, our financial reporting procedures and our system of internal control over financial reporting. This evaluation consists of a review of our current organization structure; current processes and controls; identification of deficiencies; and evaluation of the deficiencies’ effect on our financial statements. We are working on our remediation plan to improve the effectiveness of our internal controls over financial reporting as a public company.

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Changes in the information technology industry and/or economic environment may reduce demand for the products and services we sell.

Our results of operations are influenced by a variety of factors, including the condition of the IT industry, general economic conditions, shifts in demand for, or availability of, computer products and software and IT services and industry introductions of new products, upgrades or methods of distribution. The information technology products industry is characterized by abrupt changes in technology, rapid changes in customer preferences, short product life cycles and evolving industry standards. Net sales can be dependent on demand for specific product categories, and any change in demand for or supply of such products could have a material adverse effect on our net sales, and/or cause us to record write-downs of obsolete inventory, if we fail to react in a timely manner to such changes.

We rely on our suppliers for product availability, marketing funds, purchasing incentives and competitive products to sell.

We acquire products for resale both directly from manufacturers and indirectly from distributors. The loss of a supplier could cause a disruption in the availability of products. Additionally, there is no assurance that as manufacturers continue to or increasingly sell directly to end users and through the distribution channel, that they will not limit or curtail the availability of their products to resellers like us. For example, resellers and publishers may attempt to increase the volume of software products distributed electronically through ESD (Electronic Software Distribution) technology, through subscription services, and through on-line shopping services, and correspondingly, decrease the volume of products sold through us. Our inability to obtain a sufficient quantity of products, or an allocation of products from a manufacturer in a way that favors one of our competitors, or competing distribution channels, relative to us, could cause us to be unable to fill clients’ orders in a timely manner, or at all, which could have a material adverse effect on our business, results of operations and financial condition. We also rely on our suppliers to provide funds for us to market their products, including through our catalogs and on-line marketing efforts, and to provide purchasing incentives to us. If any of the suppliers that have historically provided these benefits to us decides to reduce such benefits, our expenses would increase, adversely affecting our results of operations.

The lingering effects of the recent economic downturn may reduce our revenues and profits.

The lingering ongoing effects of the general economic downturn continues to cause some of our current and potential customers to delay or reduce technology purchases, resulting in longer sales cycles, slower adoption of new technologies and increased price competition. We may, therefore, experience a greater decline in demand for the products we sell, resulting in increased competition and pressure to reduce the cost of operations. Any benefits from cost reductions may take longer to realize and may not fully mitigate the impact of the reduced demand. In addition, weak financial and credit markets heighten the risk of customer bankruptcies and create a corresponding delay in collecting receivables from those customers and may also affect our vendors’ ability to supply products, which could disrupt our operations. The realization of any or all of these risks could reduce our revenues and profits and have a material adverse effect on our business, results of operations and financial condition.

The IT products and services industry is intensely competitive and actions of competitors, including manufacturers of products we sell, can negatively affect our business.

The IT products and services industry is intensely competitive and actions of competitors, including manufacturers of products we sell, can negatively affect our business. Competition has been based primarily on price, product availability, speed of delivery, credit availability and quality and breadth of product lines and, increasingly, also is based on the ability to tailor specific solutions to client needs. We compete with manufacturers, including manufacturers of products we sell, as well as a large number and wide variety of marketers and resellers of IT products and services. In addition, manufacturers are increasing the volume of software products they distribute electronically directly to end-users and in the future will likely pay lower referral fees for sales of certain software licensing agreements sold by us. Generally, pricing is very aggressive in the industry, and we expect pricing pressures to continue. There can be no assurance that we will be able to negotiate prices as favorable as those negotiated by our competitors or that we will be able to offset the effects of price reductions with an increase in the number of clients, higher net sales, cost reductions, or greater sales of services at higher gross margins or otherwise. Price reductions by our competitors that we either cannot or choose not to match could result in an erosion of our market share and/or reduced sales or, to the extent we match such reductions, could result in reduced operating margins, any of which could have a material adverse effect on our business, results of operations and financial condition.

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Narrow margins in the distribution marketplace can have an adverse effect on operating results.

Like other companies in the technology distribution industry, the Company’s business is characterized by narrow gross and operating margins. These narrow margins magnify the impact on the Company’s operating results attributed to variations in sales and operating costs and place a premium on our ability to leverage our infrastructure. Future gross and operating margins may be adversely affected by changes in product mix, vendor pricing actions and competitive and economic pressures. In addition, failure to attract new sources of business from expansion of products or services or entry into new markets may adversely affect future gross and operating margins.

Disruptions in our information technology, voice and data networks could have a negative impact on our ability to provide competitive customer service.

We believe that our success to date has been, and future results of operations likely will be, dependent in large part upon our ability to provide prompt and efficient service to clients. Our ability to provide such services is dependent largely on the accuracy, quality and utilization of the information generated by our IT systems, which affect our ability to manage our sales, client service, distribution, inventories and accounting systems and the reliability of our voice and data networks. There can be no assurance that the Company’s IT systems will not fail or experience disruptions, that the Company will be able to attract and retain qualified personnel necessary for the operation of such systems, that the Company will be able to expand and improve its information systems, that the Company will be able to convert to new systems efficiently, or that the Company will be able to integrate new programs effectively with its existing programs. Any of such problems could affect our ability to service our clients, cause us to incur additional expenses, and otherwise have an adverse effect our business.

Acquisitions and dispositions may put undue burdens on the Company to effectively manage an acquisition or divestiture.

As part of its growth and diversification strategies, the Company pursues the acquisition of companies that either complement or expand its existing business. As a result, the Company regularly evaluates potential acquisition opportunities, which may be material in size and scope. Acquisitions involve a number of risks and uncertainties, including expansion into new geographic markets and business areas, the requirement to understand local business practices, the diversion of management’s attention to the assimilation of the operations and personnel of the acquired companies, the possible requirement to upgrade the acquired companies’ management information systems to the Company’s standards, potential adverse short-term effects on the Company’s operating results and the amortization or impairment of any acquired intangible assets. The Company also regularly evaluates the divestiture of business units that may not meet the Company’s strategic, financial and/or risk tolerance objectives. No assurance can be given that the Company will be able to dispose of business units on favorable terms or on particular timelines.

Exposure to natural disasters, war, and terrorism could impose product shortages, logistic problems and disrupt the flow of goods.

The Company’s headquarters facilities and some of its logistics centers, as well as certain vendors and customers, are located in areas prone to natural disasters such as floods, hurricanes, tornadoes, or earthquakes. In addition, demand for the Company’s services is concentrated in major metropolitan areas. Adverse weather conditions or other natural disasters, major electrical failures or other similar events may disrupt the Company’s business should its ability to distribute products be impacted by such an event. As a company which operates in multiple geographic segments, the Company’s business, as well as those of its vendors or customers, can also be adversely affected by acts of war and terrorism or by pandemics or other health events. Any of these events could disrupt the Company’s distribution of products or significantly affect product demand or availability in ways that could materially and adversely affect the Company’s results and prospects.

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Dependence on independent shipping companies may cause the Company to not meet customer expectations and affect sales performance.

The Company relies on arrangements with independent shipping companies, such as FedEx and United Parcel Service, for the delivery of its products from vendors and to customers. The failure or inability of these shipping companies to deliver products, or the unavailability of their shipping services, even temporarily, could have an adverse effect on the Company’s business. The Company may also be adversely affected by an increase in freight surcharges due to rising fuel costs and added security. The recent significant and ongoing political unrest in oil-producing nations has caused oil prices to rise, which in turn has affected fuel prices and can be expected to continue to do so. There can be no assurance that the Company will be able to pass along the full effect of these costs to its customers.

Impact of policy changes could affect the operating results of the Company and adversely affect our customers.

The Company may implement or modify policies designed to offset certain costs, such as our policies concerning freight and handling fees to customers. These policies are designed to help offset specific costs that have significantly increased or that can no longer be included in the overall price of the products the Company sells. Given the competitive nature of the markets in which the Company operates, these policies may result in customers seeking alternative sources for their technology products, and therefore, could have an adverse effect on the Company’s business.

Product availability may be impacted by market demands and vendor productions and forecasts.

The Company is dependent upon the supply of products available from its vendors. The industry is characterized by periods of product shortages due to vendors’ difficulties in projecting demand for certain products distributed by the Company. When such product shortages occur, the Company typically receives an allocation of products from the vendor. There can be no assurance that vendors will be able to maintain an adequate supply of products to fulfill all of the Company’s customer orders on a timely basis. Failure to obtain adequate product supplies could have an adverse effect on the Company’s business.

Vendor terms and conditions may change and have an adverse effect on the operating results of the Company.

The Company relies on various rebates, cash discounts, and cooperative marketing programs offered by its vendors to support expenses associated with distributing and marketing the vendors’ products. Currently, the rebates and purchase discounts offered by vendors are influenced by sales volumes and are subject to changes. Terminations of a supply or services agreement or a significant change in vendor terms or conditions of sale could negatively affect our operating margins, revenue or the level of capital required to fund our operations.

The Company receives a significant percentage of revenues from products it purchases from relatively few vendors. A vendor may make rapid, significant and adverse changes in its sales terms and conditions, such as reducing the amount of price protection and return rights as well as reducing the level of purchase discounts and rebates they make available to us, or may merge with or acquire other significant vendors. The Company’s gross margins could be negatively impacted if the Company is unable to pass through the impact of these changes to the Company’s customers or cannot develop systems to manage ongoing vendor programs. In addition, the Company’s standard vendor distribution agreement permits termination without cause by either party upon 30 days notice. The loss of a relationship with any of the Company’s key vendors, a change in their strategy (such as increasing direct sales), the merging of significant vendors, or significant changes in terms on their products may adversely affect the Company’s business

Loss of significant customers is a possibility due to the highly competitive nature of the IT market place.

Customers do not have an obligation to make purchases from the Company. In some cases, the Company has made adjustments to its systems, vendor offerings, and processes, and made staffing decisions, in order to accommodate the needs of an important and / or significant customer. In the event a significant customer decides to make its purchases from another distributor, experiences a significant change in demand from its own customer base, becomes financially unstable, or is acquired by another company, the Company’s revenues may be negatively impacted, resulting in an adverse effect on the Company’s business.

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Government contracts maybe delayed or not renewed and may adversely affect the Company’s operating results.

The Company holds a general services contract (GSA) which has a five year term. The Company uses this contract vehicle to attract potential vendors and customers by giving them an avenue to reach federal, state and local customers. The Company cannot guaranty that this contract will be renewed or that with potential changes in government policies and legislation that the contract may become ineffective. Loss of the contract could have a substantial impact on the financial condition of the Company.

Customer credit exposure could adversely affect the Company’s financial results and affects it trade credit line.

The Company sells its products to a large customer base of value-added resellers, direct marketers, retailers and corporate resellers. The Company finances a significant portion of such sales through trade credit. As a result, the Company’s business could be adversely affected in the event of a deterioration of the financial condition of its customers, resulting in the customers’ inability to repay the Company. This risk may increase during a general economic downturn affecting a large number of the Company’s customers and in the event the Company’s customers do not adequately manage their business or properly disclose their financial condition.

Need for liquidity and capital resources along with fluctuations in interest rates may affect our ability to stay competitive and provide the needed environment for our customers.

The Company’s business requires capital to operate and to finance accounts receivable and product inventory that are not financed by trade creditors. The Company has historically relied upon cash generated from operations, bank credit lines, and trade credit from vendors to satisfy its capital needs and finance growth. The Company utilizes various financing instruments such as receivables securitization, revolving credit facilities and trade receivable purchase facilities. As the financial markets change and new regulations come into effect, the cost of acquiring financing and the methods of financing may change. Changes in our credit rating or other market factors may increase our interest expense or other costs of capital or capital may not be available to us on acceptable terms to fund our working capital needs. The inability to obtain such sources of capital could have an adverse effect on the Company’s business. The Company’s credit facilities contain various financial and other covenants that may limit the Company’s ability to borrow or limit the Company’s flexibility in responding to business conditions. These financing instruments involve variable rate debt, thus exposing the Company to risk of fluctuations in interest rates. Such fluctuations in interest rates could have an adverse effect on the Company’s business.

Changes in income tax and other regulatory legislation could adversely affect the Company’s structure and operations along with additional costs and resources to comply.

The Company operates in compliance with applicable laws and regulations. When new legislation is enacted with minimal advance notice, or when new interpretations or applications of existing laws are made, the Company may need to implement changes in its policies or structure. The Company makes plans for its structure and operations based upon existing laws and anticipated future changes in the law. The Company is susceptible to unanticipated changes in legislation, especially relating to income and other taxes, import/export laws, and other laws related to trade and business activities. Such changes in legislation may have a significant adverse effect on the Company’s business.

Potential adverse effects of litigation could affect the Company’s ability to operate in the normal course of business.

The Company cannot predict what losses we might incur in litigation matters and contingencies that we may be involved with from time to time. While there are currently no pending claims, lawsuits or other actions against us, we are subject to various litigation matters from time to time in the ordinary course of our business It is our opinion that the ultimate resolution of any such matters will not have a material adverse effect on our consolidated financial position. However, the resolution of these matters could be material to our operating results for any particular period, depending on the level of income for such period. We can make no assurances that we will ultimately be successful in our defense of any of these matters.

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Changes in accounting rules or interpretations may affect the Company’s reported results.

The Company prepares its financial statements in conformity with accounting principles generally accepted in the United States. These accounting principles are subject to interpretation by the Financial Accounting Standards Board, the Public Company Accounting Oversight Board, the Securities and Exchange Commission, the American Institute of Certified Public Accountants and various other bodies formed to interpret and create appropriate accounting policies. A change in these policies or a new interpretation of an existing policy could have a significant effect on our reported results and may affect our reporting of transactions before a change is adopted.

We depend on certain key personnel to operate the Company effectively and maintain our level of customer service.

Our future success will be largely dependent on the efforts of key management personnel. We also believe that our future success will be largely dependent on our continued ability to attract and retain highly qualified management, sales, service and technical personnel. We cannot assure you that we will be able to attract and retain such personnel. Further, we make a significant investment in the training of our sales account executives. Our inability to retain such personnel or to train them either rapidly enough to meet our expanding needs or in an effective manner for quickly changing market conditions could cause a decrease in the overall quality and efficiency of our sales staff, which could have a material adverse effect on our business, results of operations and financial condition.

Risks Related to Our Common Stock.

The exercise of outstanding options or any other issuance of shares by us may dilute your ownership of our Common Stock. Our common stock does not trade, nor is it admitted to quotation, on any stock exchange or other trading facility. Management has no present plan, proposal, arrangement or understanding with any person with regard to the development of a trading market in any of our securities. Any decision to initiate public trading of our common stock will be in the discretion of management. We cannot assure you that a trading market for our common stock will ever develop. We have not registered our class of common stock for resale under the blue sky laws of any state. The holders of shares of common stock, and persons who may desire to purchase shares of our common stock in any trading market that might develop in the future, should be aware that, in addition to transfer restrictions imposed by federal securities laws, significant state blue sky law restrictions may exist which could limit the ability of stockholders to sell their shares and limit potential purchasers from acquiring our common stock.

Cautionary Language Regarding Forward-looking Statements

This report includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act. Statements in this report regarding future events or conditions, including but not limited to statements regarding industry prospects and the Company’s expected financial position, business and financing plans, are forward-looking statements.

Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. We strongly urge current and prospective investors to carefully consider the cautionary statements and risks contained in this report, particularly the risks described under the “Risk Factors” section above. Such risks include, but are not limited to, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, contribution of key vendor relationships and support programs, as well as factors that affect the information technology industry generally.

The Company operates in a rapidly changing business, and new risk factors emerge from time to time. Management cannot predict every risk factor, nor can it assess the impact, if any, of all such risk factors on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements.

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Accordingly, forward-looking statements should not be relied upon as a prediction of actual results and readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The statements concerning future sales, future gross profit margin and future selling and administrative expenses are forward looking statements involving certain risks and uncertainties such as availability of products, product mix, pricing pressures, market conditions and other factors, which could result in a fluctuation of sales below recent experience.

Stock Volatility. The technology sector of the United States stock markets has experienced substantial volatility in recent periods. Numerous conditions which impact the technology sector or the stock market in general or the Company in particular, whether or not such events relate to or reflect upon the Company’s operating performance, could adversely affect the market price of the Company’s Common Stock. Furthermore, fluctuations in the Company’s operating results, announcements regarding litigation, the loss of a significant vendor, increased competition, reduced vendor incentives and trade credit, higher postage and operating expenses, and other developments, could have a significant impact on the market price of the Company’s Common Stock.

Item 2. Financial Information

Selected Financial Data

The following tables set forth, for the periods indicated, selected consolidated financial and other data for USI and Promark. This information should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations (the “MD&A”) and our consolidated financial statements and notes thereto appearing elsewhere herein.

	For the years ended June 30,

	2011	2010	2009	2008	2007
Consolidated Statement of Operations Data:

Net sales	$92,613,839	$84,077,583	$104,803,724	$94,022,667	$59,096,556

Cost of sales	85,535,438	77,775,430	96,323,219	85,524,168	52,408,948

Gross profit	7,078,401	6,302,153	8,480,505	8,498,499	6,687,608

Selling, general and administrative expenses	6,757,170	6,261,321	6,976,253	6,773,356	4,935,303

Depreciation and amortization	165,690	66,373	56,738	76,144	69,694

Total Operating Expenses	6,922,860	6,327,694	7,032,991	6,849,500	5,004,997

Income (loss) from operations	155,541	(25,541)	1,447,514	1,648,999	1,682,611

Interest Expense, Net	97,644	135,792	71,285	264,076	349,180

Income (loss) before income taxes	57,897	(161,333)	1,376,229	1,384,923	1,333,431

Income tax provision	12,462	(65,335)	544,256	639,400	539,564

Net income (loss)	$45,435	$(95,998)	$831,973	$745,523	$793,867

Net income (loss) per common share:

Earnings (loss) per share – basic – continuing operations	$0.01	$(0.01)	$0.13	$0.10	$0.10

Earnings (loss) per share – diluted – continuing operations	$0.00	$(0.01)	$0.10	$0.07	$0.07

Earnings (loss) per share – discontinued operations – net of tax	$-	-	$0.02	$0.04	$0.06

Earnings (loss) per share – discontinued operations – net of tax	$-	-	$0.01	$0.03	$0.04

Earnings (loss) per share - basic	$0.01	$(0.01)	$0.15	$0.14	$0.15

Earnings (loss) per share - diluted	$0.00	$(0.01)	$0.12	$.010	$0.12

Weighted average common shares outstanding:

Basic	7,458,341	7,921,456	5,937,917	5,233,895	5,233,895

Diluted	9,259,634	7,921,456	11,391,541	7,556,093	6,804,071

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	June 30,

	2011	2010	2009	2008	2007
Balance Sheet Data:

Cash and cash equivalents	$377,212	$891,729	$1,597,288	$430,227	$939,716

Accounts Receivable	14,461,926	13,137,096	12,765,290	15,575,601	11,240,726

Working capital	660,516	785,971	1,142,404	40,190	(1,086,937)

Total assets	19,201,393	18,279,624	18,316,615	19,699,334	16,332,351

Total stockholders’ equity	2,990,254	2,995,439	3,091,437	2,166,021	1,178,276

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following management’s discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the Company’s Consolidated Financial Statements and the Notes thereto.  This discussion and analysis contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain risks and uncertainties, including those set forth under the heading “Risk Factors” and elsewhere in this report.

This report contains forward-looking statements, as described in the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. We strongly urge current and prospective investors to carefully consider the cautionary statements and risks contained in this report, particularly the risks described under “Risk Factors” above. Such risks include, but are not limited to, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, contribution of key vendor relationships and support programs, as well as factors that affect the software industry generally.

The Company operates in a rapidly changing business, and new risk factors emerge from time to time. Management cannot predict every risk factor, nor can it assess the impact, if any, of all such risk factors on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements.

Accordingly, forward-looking statements should not be relied upon as a prediction of actual results and readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Overview

Promark is the only operating company under USI and Sand Hills. Its primary business is in the distribution of software, hardware, and professional services for the information technology marketplace. Promark purchases products direct from leading information technology manufacturers and software publishers. Promark sells to value added resellers, dealers, corporate resellers and systems integrators.

We offer a wide variety of technical and general business application software from a broad range of publishers and manufacturers. We market these products through utilizing an inside and outside sales force along with, advertisements in trade magazines, as well as through the Internet and e-mail promotions.

USI reported net revenue of $92.6 million for the year ended June 30, 2011 as compared to net revenue of $84.0 million in 2010, a 10.2% increase.  Gross profit increased by $0.78 million, or 12.3%, in year ended 2011 as compared to 2010. The increase in both net revenue and gross profit was primarily due to the USI’s continued concentration of bringing on new product lines and maximizing the sales of our existing product lines.

Net operating expense increased by 9.4% in year ended June 30, 2011 as compared to 2010. This was due to an increase in employee costs, mainly commissions, which coincide with the increase in revenue. USI also increased its sales staff to facilitate the continued growth in existing territories and also the expansion into new territories. Depreciation and amortization expenses increased by 150.0% in 2011 over 2010 due to the amortization of a non-compete contract with an employee purchased in June 2010.

The Company continues to focus its attention on sustained growth in the data storage sector and the Company anticipates continued growth in this sector. Results of operations often fluctuate on a quarterly basis as a result of a number of factors, including but not limited to: the condition of the global economy; shifts in demand for storage products; pricing; and consolidations within the storage industry. The Company’s operating expenditures are based on sales forecasts. If revenues do not meet expectations in any given quarter, operating results may be materially adversely affected.

Sand Hills was not an operating company prior to the Reverse Merger. As a result, we anticipate that the Company’s revenues going forward will reflect the former USI business and no revenues from Sand Hills will be lost as a result of the Reverse Merger.

Results of Operations

The following table sets forth for the years indicated the percentage of net sales represented by selected items reflected in USI’s Consolidated Statements of Earnings. The year-to-year comparison of financial results is not necessarily indicative of future results:

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	Years ended June 30,

	2011	2010	2009	2008	2007

Net sales	100.0%	100.0%	100.0%	100.0%	100.0%

Cost of sales	92.4	92.5	91.9	91.0	88.7

Gross profit	7.6	7.5	8.1	9.0	11.3

Selling, general and administrative expenses	7.5	7.4	6.7	7.3	8.5

Income from operations	0.2	0.0	1.4	1.7	2.8

Interest Expense, net	0.1	0.2	0.1	0.3	0.6

Income (loss) before income taxes	0.1	-0.2	1.3	1.5	2.2

Income tax provision	0.0	-0.1	0.5	0.7	0.9

Net income (loss)	0.0%	-0.1%	0.8%	0.8%	1.3%

Year Ended June 30, 2011 Compared to Year Ended June 30, 2010

	For the years ended June 30,

	2011	2010	% change

Consolidated Statement of Operations Data:

Net sales	$92,613,839	$84,077,583	10.2%

Cost of sales	85,535,438	77,775,430	10.0%

Gross profit	7,078,401	6,302,153	12.3%

Selling, general and administrative expenses	6,757,170	6,261,322	6.3%

Depreciation and amortization	165,690	66,373	149.6%

Total Operating Expenses	6,922,860	6,327,695	9.4%

Income (loss) from operations	155,541	(25,542)	709.0%

Interest Expense, Net	97,644	135,792	(28.1%)

Income (loss) before income taxes	57,897	(161,334)	73.6%

Income tax provision	12,462	(65,335)	84.0%

Net income (loss)	$45,435	$(95,999)	67.9%

Net Sales

Net sales for 2011 increased 10.2%, or $8.5 million to $92.6 million compared to $84.0 million in 2010. The increase in net sales was mainly a result of our continued focus on the expansion of our reseller base as well as the addition of several key product lines.

Gross Profit

Gross Profit for 2011 was $7.1 million compared to $6.3 million in 2010, a 12.3% increase. Gross profit margin as a percentage of net sales, for 2011 was 7.64% compared to 7.50% in 2010.

The increase in gross profit dollars and gross profit margin was primarily due to the continued diversification of our customer and product mix and winning several larger bids at higher margins.

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Selling, General and Administrative Expenses

Total selling, general and administrative (“SG&A”) expenses for 2011 were $6.8 million compared to $6.3 million in 2010. As a percentage of net sales, SG&A expenses for both fiscal years ended 2011 and 2010 were 7.5%.

The dollar increase was primarily due to the following when comparing fiscal years ended 2011 to 2010:

Employee and employee related costs including salaries, commissions, bonus accruals and benefits increased by 10% or $0.47 million in 2011 as compared to 2010. This was primarily due to the increase in commissions due to the increase in revenue and the addition of several members of the sales staff.

Travel and entertainment increased 21% in 2011 as compared to 2010. This was primarily due to the increase in travel by our sales persons in an effort to increase our reseller base.

Rent expense increased by 9.9% in fiscal year ended 2011 over 2010, due to the normal annual escalator on our lease plus a higher amount of common area maintenance charges.

Data processing expense increased by 24% in fiscal year ended 2011 over 2010, due to the Company’s efforts to upgrade systems to make customer reporting more efficient.

For fiscal year ended 2011 corporate insurance decreased by 15% from 2010. The decrease was attributable to lower premiums paid following the company’s renegotiation of its insurance policy with a new carrier.

For fiscal year ended 2011, bad debt expense decreased by 85% over 2010 primarily due to the Company having fewer write-offs in 2011 and the fact that the Company increased allowance for doubtful accounts in 2010 and did not increase the allowance for 2011.

Depreciation and amortization expenses increased by 150% for fiscal year ended 2011 as compared to fiscal year ended 2010. This increase was related to the amortization of intangible assets acquired in June 2010.

For fiscal year ended 2011, professional fees increased by 159% as compared to 2010 primarily due to management’s decision to have the Company’s records digitalized to make accessibility more efficient for the Company.

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Year Ended June 30, 2010 Compared to Year Ended June 30, 2009

	For the year ended June 30,

	2010	2009	% change

Consolidated Statement of Operations Data:

Net sales	$84,077,583	$104,803,724	(20.8%)

Cost of sales	77,775,430	96,323,219	(19.3%)

Gross profit	6,302,153	8,480,505	(25.7%)

Selling, general and administrative expenses	6,261,322	6,976,253	(10.2%)

Depreciation and amortization	66,373	56,738	17.0%

Total Operating Expenses	6,327,695	7,032,991	(10.0%)

Income from operations	(25,542)	1,447,514	(101.8%)

Interest Expense, Net	135,792	71,285	90.5%

Income before income taxes	(161,334)	1,376,229	(111.7%)

Income tax provision	(65,335)	544,256	(112.0%)

Net income (loss)	$(95,999)	$831,973	(111.5%)

Net Sales

Net sales for fiscal year ended 2010 decreased 20%, or $20.7 million to $84 million compared to $104.8 million in 2009. The decrease in net sales was mainly due to the loss of two major manufacturer lines. The lines were Lefthand Networks, Inc., which was purchased by Hewlett-Packard Company, and Data Domain Corporation, which was purchased by EMC Corporation. Combined, the two lines amounted to $25.6 million of the net sales in fiscal year 2010, approximately 30.4% of the total net sales. The two lines totaled $60.4 million or 57.6% of the total net sales in fiscal year ended 2009.

Gross Profit

Gross Profit for 2010 was $6.3 million compared to $8.5 million in 2009, a 25.7% decrease. Gross profit margin as a percentage of net sales, for 2010 was 7.5% compared to 8.1% in 2009.

The decrease in gross profit margin was due to the loss of the Lefthand Network, Inc. product line as well as the aggressive approach to promote sales growth with other product lines, in part, by our offering more aggressive pricing, especially on several larger bids.

Selling, General and Administrative Expenses

Total SG&A expenses for 2010 were $6.3 million compared to $7.0 million in 2009. As a percentage of net sales, SG&A expenses for 2010 and 2009 were 7.5% and 6.7%, respectively.

This dollar decrease was primarily due to the following when comparing 2010 to 2009:

Employee and employee related costs including salaries, commissions, bonus accruals and benefits decreased by 13% or $0.692 million in 2010 as compared to 2009. This was primarily due to the decrease in commissions and bonuses due to the decrease in revenue.

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Utilities expense decreased 23% in 2010 as compared to 2009. This was attributable to cost cutting measures by management.

Occupancy expense decreased by 10.4% in fiscal year ended 2010 over 2009, this was primarily due to lower common area maintenance charges with our landlord.

Telephone expense decreased 10% in 2010 as compared to 2009. This was attributable to cost cutting measures by management.

For fiscal year ended 2010 corporate insurance decreased by 15% from 2009. The decrease was attributable to lower premiums paid due to fewer products being shipped which translated into lower shipping insurance costs.

Depreciation and amortization expenses increased by 17% for fiscal year ended 2010 as compared to fiscal year ended 2009. This increase was related to the higher depreciation being recognized due to additional computer equipment being purchased throughout the year.

Income Taxes

For the year ended June 30, 2010, the Company had an income tax benefit of approximately $65,000 due to the loss sustained by the Company.

As of June 30, 2010, the Company had a deferred tax asset of approximately $138,000.

Six months ended December 31, 2011 Compared to Six months Ended December 31, 2010

	For the Six Months ended December 31

	2011	2010	% change

Consolidated Statement of Operations Data:

Net sales	$51,028,724	$50,514,254	1.0%

Cost of sales	47,402,282	46,787,680	1.3%

Gross profit	3,626,442	3,726,574	(2.7%)

Selling, general and administrative expenses	3,492,305	3,382,273	3.3%

Depreciation and amortization	83,577	82,988	0.1%

Total Operating Expenses	3,575,882	3,382,273	5.7%

Income from operations	50,560	344,301	(85.3%)

Interest Expense, Net	71,823	34,400	108.8%

Income (loss) before income taxes	(21,263)	309,901	(106.9%)

Income tax provision	-	115,000	(100%)

Net income (loss)	$(21,263)	$194,901	(111.0%)

Net Sales

Net sales for the six months ended December 31, 2011 increased 1%, or $0.51 million to $51.0 million compared to $50.5 million in 2010. The increase in net sales was mainly a result of our continued focus on the expansion of our reseller base.

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Gross Profit

Gross Profit for the six months ended December 31, 2011 was $3.6 million compared to $3.7 million for the six months ended December 31, 2010, a 2.7% decrease. Gross profit margin as a percentage of net sales, for 2011 was 7.1% compared to 7.4% in 2010.

The decrease in gross profit dollars and gross profit margin was primarily due to competitive pricing within the market with some orders being taken with very aggressive pricing to secure the deal.

Selling, General and Administrative Expenses

Total SG&A expenses for the six months ended December 31, 2011 were $3.6 million compared to $3.4 million in 2010. As a percentage of net sales, SG&A expenses for the six months ended December 31, 2011 and 2010 were 7.0% and 6.7%, respectively.

This dollar increase was primarily due to the following when comparing the six months ended December 31, 2011 to 2010:

Employee and employee related costs including salaries, commissions, bonus accruals and benefits decreased by 5.6% or $0.151 million in 2011 as compared to 2010. This was primarily due to the Company’s decision not to match employee 401k contributions beginning January 1, 2011.

Travel and entertainment expense increased 10% in 2011 as compared to 2010. This was attributable to sales and management travel to increase our reseller customer base.

Data processing expense decreased by 17% in the six months ended December 31, 2011 over 2010, this was primarily due to lower data processing consulting costs related to having our systems upgraded to be more efficient and user friendly to our customers.

Telephone expense increased 14% for the six month period ending December 31, 2011 as compared to 2010. This was attributable to a higher volume of calls being made to increase our reseller base of customers.

For the six months ended December 31, 2011 corporate insurance increased by 35% from 2010. The increase was primarily attributable to adding additional insurance to cover our professional services division and also an increase in premiums from the insurance carrier.

Professional fee expenses decreased by 33% for the six months ended December 31, 2011 as compared to 2010. This decrease was related to lower legal expenses for the time period.

Stock-based compensation expense increased by $0.25 million for the six months ended December 31, 2011. There was no stock-based compensation in the six months ended December 31, 2010.

Off-Balance Sheet Arrangements

As of December 31, 2011, USI did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that would be material to investors.

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CONTRACTUAL OBLIGATIONS

The Company has a contractual lease obligation for the office space it uses as its headquarters. The lease agreement expires August 2016. The table that follows shows the lease amounts due until the expiration of the lease:

	Payments due by period
		Less than	1-3	3-5	More than
Contractual obligations	Total	1 year	years	years	5 years

Operating Lease	386,267	83,865	174,072	128,330	-

Liquidity and Capital Resources

Our discussion of liquidity and capital resources includes an analysis of our cash flows and capital structure for all periods presented. The following table summarizes United Strategies, Inc.’s Consolidated Statement of Cash Flows for the fiscal years ended June 30, 2011, 2010 and 2009 and the six months ended December 31, 2011 and 2010:

	Years ended June 30,			Six months ended December 31,
	2011	2010	2009	2011	2010

Net cash provided by (used in):

Operating activities	$(1,719,320)	$570,333	$(1,427,975)	$(1,220,941)	$(3,828,702)

Investing activities	(26,161)	5,100	515,704	(75,406)	1,997

Financing activities	1,230,964	(1,280,992)	2,079,332	1,026,606	3,235,299

Net increase in cash and cash equivalents	$(514,517)	$(705,559)	$1,167,061	$(269,741)	$(591,406)

As a distribution company, our business requires significant investment in working capital, particularly accounts receivable and inventory, which is partially financed through our accounts payable with vendors. Overall, as our sales volume increases, our net investment in working capital dollars typically increases, which, in general, results in decreased cash flow from operating activities. Conversely, when sales volume decreases, our net investment in working capital typically decreases, which, in general, results in increased cash flow from operating activities.

Net cash used by operating activities in fiscal year 2011 was $1.7 million. This was mainly due to a $1.4 million increase in accounts receivable, a $0.1 million increase in inventory and decreases of $0.24 million and $0.16 million in accounts payable and accrued expenses, respectively.

Net cash provided by operating activities in fiscal year 2010 amounted to $0.57 million. This was due to a $1.4 million increase in accounts payable and a $0.23 million decrease in inventory. These were offset in part by an increase in accounts receivable of $79,000 and prepaid expenses of $0.18 million, a decrease of $0.25 million in accrued expenses and $0.11 million in income taxes payable.

Net cash used in operating activities for the six months ended December 31, 2011 was $1.2 million. This was mainly due to a $3.5 million decrease in accounts payable, a $0.80 million increase in inventory, and increases in prepaid expenses and share-based compensation of $17,000 and $0.25 million, respectively. These were offset in part by a $1.9 million decrease in accounts receivable, a $79,000 increase in accrued expenses.

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In fiscal year 2011, net cash used in investing activities was $26,000. This resulted from the purchase of fixed assets of $33,000 and was partially offset by a repayment of a note receivable from a shareholder of $7,000.

Net cash provided in investing activities in fiscal year 2010 was $5,000. This resulted from the purchase of fixed assets of $75,000 and the repayment of a note receivable from a shareholder of $80,000.

Net cash used in investing activities for the six months ended December 31, 2011 was $75,000. This resulted from the purchase of fixed assets to be used in making the business run more efficiently.

In fiscal year 2011, net cash provided by financing activities was $1.2 million. This resulted from an increase of $1.3 million in our revolving line of credit and was partially offset by $0.97 million used to repurchase common stock from a shareholder.

Net cash used in financing activities in fiscal year 2010 was $.1.3 million. This resulted from a decrease in our revolving line of credit of $1.0 million and the asset purchase of our professional services division from Niksar Data Services in the amount of $0.275 million.

Net cash provided by financing activities for the six months ended December 31, 2011 was $1.0 million. This resulted solely from a decrease in our revolving line of credit.

Critical Accounting Policies and Estimates

The information included within this management’s discussion and analysis is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures. On an on-going basis, we evaluate these estimates, including those related to bad debts, inventory, vendor incentives, goodwill and intangible assets, deferred taxes, and contingencies. Our estimates and judgments are based on currently available information, historical results, and other assumptions we believe are reasonable. Actual results could differ materially from these estimates. We believe the critical accounting policies discussed below affect the more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

The Company distributes imaging systems and related equipment, and assembles and sells computer systems and peripheral equipment. Revenue from the sale of such products is recognized when the Company ships the product to customers and title has passed. Promark also receives commissions from providing sales-agent services to third parties. Such commissions are recognized as revenue when the commissions are received.

Accounts Receivable

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. In estimating the required allowance, we take into consideration the overall quality and aging of the receivable portfolio, the existence of credit insurance and specifically identified customer risks. Also influencing our estimates are the following: (1) the large number of customers and their dispersion across wide geographic areas; (2) the fact that only one customer, CDW Corporation, accounts for more than 5% of our net sales; (3) the value and adequacy of collateral received from customers, if any; (4) our historical loss experience and (5) the current economic environment. If actual customer performance were to deteriorate to an extent not expected by us, additional allowances may be required which could have an adverse effect on our consolidated financial results. Conversely, if actual customer performance were to improve to an extent not expected by us, a reduction in allowances may be required which could have a favorable effect on our consolidated financial results.

Inventory

We value our inventory at the lower of its cost or market value, with cost being determined on the first-in, first-out method. We write down our inventory for estimated obsolescence equal to the difference between the cost of inventory and the estimated market value based upon an aging analysis of the inventory on hand, specifically known inventory-related risks (such as technological obsolescence and the nature of vendor terms surrounding price protection and product returns), foreign currency fluctuations for foreign-sourced product, and assumptions about future demand. Market conditions or changes in terms and conditions by our vendors that are less favorable than those projected by management may require additional inventory write-downs, which could have an adverse effect on our consolidated financial results.

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Vendor Incentives

We receive incentives from vendors related to cooperative advertising allowances, infrastructure funding, volume rebates and other incentive agreements. These incentives are generally under quarterly, semi-annual or annual agreements with the vendors; however, some of these incentives are negotiated on an ad-hoc basis to support specific programs mutually developed with the vendor. Unrestricted volume rebates and early payment discounts received from vendors are recorded when they are earned as a reduction of inventory and as a reduction of cost of products sold as the related inventory is sold. Vendor incentives for specifically identified cooperative advertising programs and infrastructure funding are recorded when earned as adjustments to product costs or selling, general and administrative expenses, depending on the nature of the programs.

Goodwill, Intangible Assets and Other Long-Lived Assets

The carrying value of goodwill is reviewed at least annually for impairment and may also be reviewed more frequently if current events and circumstances indicate a possible impairment. An impairment loss, if any, is charged to expense in the period identified. The Company performed its annual goodwill impairment test as of June 30, 2011 and determined there was no impairment. We also examine the carrying value of our intangible assets with finite lives, which include purchased intangibles, as current events and circumstances warrant determining whether there are any impairment losses. If indicators of impairment are present and future cash flows are not expected to be sufficient to recover the assets’ carrying amount, an impairment loss is charged to expense in the period identified. Factors that may cause a goodwill or intangible asset impairment include negative industry or economic trends and significant underperformance relative to historical or projected future operating results. Our valuation methodologies include, but are not limited to, a discounted cash flow model, which estimates the net present value of the projected cash flows of our reporting units and a market approach, which evaluates comparative market multiples applied to our reporting unit’s businesses to yield a second assumed value of each reporting unit. If actual results are substantially lower than our projections underlying these assumptions, or if market discount rates substantially increase, our future valuations could be adversely affected, potentially resulting in future impairment charges.

Income Taxes

We record valuation allowances to reduce our deferred tax assets to the amount expected to be realized. In assessing the adequacy of a recorded valuation allowance, we consider all positive and negative evidence and a variety of factors including the scheduled reversal of deferred tax liabilities, historical and projected future taxable income, and prudent and feasible tax planning strategies. If we determine we would be able to use a deferred tax asset in the future in excess of its net carrying value, an adjustment to the deferred tax asset valuation allowance would be made to reduce income tax expense, thereby increasing net income in the period such determination was made. Should we determine that we are unable to realize all or part of our net deferred tax assets in the future, an adjustment to the deferred tax asset valuation allowance would be made to income tax expense, thereby reducing net income in the period such determination was made.

Contingencies

We accrue for contingent obligations, including estimated legal costs, when the obligation is probable and the amount is reasonably estimable. As facts concerning contingencies become known, we reassess our position and make appropriate adjustments to the financial statements. Estimates that are particularly sensitive to future changes include those related to tax, legal, and other regulatory matters such as imports and exports, the imposition of international governmental controls, changes in the interpretation and enforcement of international laws (in particular related to items such as duty and taxation), and the impact of local economic conditions and practices, which are all subject to change as events evolve and as additional information becomes available during the administrative and litigation process.

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Stock-based Compensation

Under the fair value recognition provision, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period. We make certain assumptions in order to value and expense our various share-based payment awards. In connection with valuing stock options, we use the Black-Scholes model, which requires us to estimate certain subjective assumptions. The key assumptions we make are: the expected volatility of our stock; and the expected term of the award. We review our valuation assumptions periodically and, as a result, we may change our valuation assumptions used to value stock based awards granted in future periods. Such changes may lead to a significant change in the expense we recognize in connection with share-based payments.

Quantitative and Qualitative Disclosures about Market Risk

Market risk represents the risk of loss that may impact the financial position, results of operations or cash flows of the Company due to adverse changes in financial and commodity market prices and rates. The Company is exposed to market risk in the areas of changes in United States interest rates. These exposures are directly related to its normal operating and funding activities.

Interest Rate Risk.

The Company's financial instrument with risk exposure is the Company’s revolving line of credit. Interest on the line of credit is set at the bank's prime rate in effect from time to time plus 0.5%. The Company's objective in maintaining access to these variable rate borrowings is the flexibility obtained regarding early repayment without penalties and lower overall costs as compared with fixed rate borrowings. A one percentage point change in average interest rates would not have materially impacted financing expense in fiscal year 2011.  This analysis does not consider the effect of the level of overall economic activity that could exist in connection with a one percentage point change to the average interest rates.

Under the Company's current policies, it does not use interest rate derivatives instruments to manage its exposure to interest rate changes.

Item 3. Properties

The Company leases 9,000 square feet of space in Annapolis Junction, Maryland for its corporate headquarters and warehouse under a lease expiring in August 2016. Total annual rent expense for these premises is approximately $83,349. We believe that our current property is in good operating condition and is adequate for the operation of the Company’s business as currently conducted.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth information regarding the beneficial ownership of our common stock following the Reverse Merger by each person (or group of affiliated persons) who is known by us to beneficially own 5% or more of our common stock; our directors; our named executive officers; and our directors and executive officers as a group.

Each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned and each person's address is c/o our principal office address at 10900 Pump House Rd. Annapolis Junction, Maryland 20701.

The applicable percentage of ownership is based on 23,414,263 shares outstanding as of March 30, 2012, immediately following the Reverse Merger, and all shares of our common stock issuable in the event of exercise of outstanding options, warrants, rights or conversion privileges which are exercisable within 60 days of such date.

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Name of Owner	Common Stock Beneficial Ownership	Percent of Outstanding Common Stock
Dale R. Foster (1)	13,641,931	53.36%

Stephen T. Hartung (2)	6,376,055	25.43%

William J. Ochall (3)	5,615,879	22.55%

Ken Breidenbach (4)	2,357,136	9.36%

Sarah M. Grimm (5)	2,725,439	10.43%

Amy E. Yost (6)	1,767,852	7.02%

Charles E. Bass (7)	1,178,568	4.792%

All officers and directors as a group (5 persons)	20,812,433	106.129%

(1)	Dale R. Foster owns 11,491,044 shares of our outstanding stock, none of which shares are subject to a security interest. He owns 2,150,887 fully-vested options.

(2)	Stephen T. Hartung owns 4,714,274 shares of our outstanding stock, none of which shares are subject to a security interest. He owns 1,661,781 fully-vested options.

(3)	William Ochall owns 4,124,990 shares of our outstanding stock, none of which shares are e subject to a security interest. He owns 1,490,889 fully-vested options.

(4)	Ken Breidenbach owns 591,903 shares of our outstanding stock, none of which shares are subject to a security interest. He owns 1,765,233 fully-vested options.

(5)	Sarah M. Grimm owns 2,725,439 fully-vested options.

(6)	Amy E. Yost owns 1,767,852 fully-vested options.

(7)	Charles E. Bass owns 1,178,568 fully-vested options.

Item 5. Directors and Executive Officers.

Set forth below are the name, age, present title, principal occupation and certain biographical information for our directors and executive officers that were appointed in connection with the Reverse Merger effective March 30, 2012. All of the executive officers have been appointed by and serve at the discretion of our Board of Directors.

Name	Age	Position
Dale R. Foster	48	Chairman, President and Chief Executive Officer
William J. Ochall	48	Chief Financial Officer and Director
Stephen T. Hartung	45	Vice President and Director of Promark
Charles E. Bass	47	Vice President – Alliances and Director of Promark
Paul Giovacchini	54	Director

Dale R. Foster. Mr. Foster joined Promark in 1988 and has served as President since 1997 and Chairman of the Board of Directors of USI since 2004. Mr. Foster held various sales and product management positions leading up to 1997 and is responsible for the strategic direction of Promark and USI along with overseeing Promark’s national sales force. Mr. Foster is a 1987 Graduate of The Rochester Institute of Technology where he earned a Bachelor’s of Technology in Electrical Engineering. He also holds an Associate’s degree in Engineering from Alfred State University 1984. The Board of Directors believes that Mr. Foster ’s qualifications to serve on the Board of Directors include his experience as the CEO of Promark, his knowledge of the industry and key contacts within the industry. Mr. Foster does not currently serve on the board of any other public companies.

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William Ochall. Mr. Ochall joined Promark in 1999 as its Controller and has served as CFO and a member of the Board of Directors of USI since 2004. Mr. Ochall manages and oversees all accounting, vendor, and banking relationships for Promark and USI. Mr. Ochall is a 1985 Graduate of Penn State University where he earned a Bachelor’s of Science in Accounting. He has been a Certified Public Account since 1987. The Board of Directors believes that Mr. Ochall’s qualifications to serve as a member of the Board of Directors include his 13 years of service with Promark, and his previous leadership positions in accounting and finance. Mr. Ochall does not currently serve on the board of any other public companies.

Stephen T. Hartung. Mr. Hartung joined Promark in 1999 and has served as Vice President and a member of the Board of Directors of USI since 2004. Mr. Hartung is responsible for all marketing activity along with overseeing Promark’s various contracts and its GSA schedule 70 offerings. Mr. Hartung is a 1989 Graduate of Old Dominion University where he earned a Bachelor’s of Science in Business Administration. The Board of Directors believes that Mr. Hartung’s qualifications to serve as a member of the Board of Directors include his 12 years of service with Promark and his previous leadership positions in operations, sales and finance. Mr. Hartung does not currently serve on the board of any other public companies.

Charles E. Bass. Mr. Bass joined Promark in 2009 and serves as the corporate liaison to onboard new vendors along with strengthening Promark’s existing relationships. Mr. Bass is formally of Hewlett Packard where he managed all US channel operations for the StorageWorks Division. Prior to working at HP, Mr. Bass was the Director of Channel Sales for Lefthand Networks (2007) until they were acquired by HP in 2009. Mr. Bass is a 1987 Graduate of Vanderbilt University where he earned a BA in Economics. He also holds an MBA in Marketing from the University of Tennessee 1990. The Board of Directors believes that Mr. Bass’ qualifications to serve as a member of the Board of Directors include his three years of service with Promark and his previous leadership positions in sales and his knowledge of the industry and key contacts within the industry. Mr. Bass does not currently serve on the board of any other public companies.

Paul Giovacchini. Mr. Giovacchini has been a Principal of Landmark Partners, a private equity and real estate investment firm, since February 2005. Mr. Giovacchini served as a consultant to private equity fund managers and private companies from 2003 to February 2005. From 1994 through 2002, Mr. Giovacchini was a Partner with Seacoast Capital Partners, a private equity investment firm. Mr. Giovacchini previously served as a director of USI from June 1998 through December 2004, and was Chairman of USI from August 2001 through December 2004. Mr. Giovacchini holds a B.A. in Economics from Stanford University and an M.B.A. from Harvard Business School. The Board of Directors believes that Mr. Giovacchini is qualified to serve on the Board of Directors as he provides valuable insight to the Board of Directors from a managerial and entrepreneurial perspective, which he gained during his extensive experience in the investment industry. Mr. Giovacchini does not currently serve on the board of any other public companies.

Board Composition and Terms of Office

The composition of our Board of Directors, and any future audit committee, compensation committee, and nominations and governance committee, will be subject to the corporate governance provisions of our primary trading market, including rules relating to the independence of directors. All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors.

Board Committees

We have not previously had an audit committee, compensation committee or nominations and governance committee. We do not believe that the establishment of an audit committee, a compensation committee, or a nominations and governance committee is necessary at this time in order to comply with established corporate governance requirements. We will establish one or more of these committees in the future if the Board of Directors determines it is necessary to maintain compliance with established corporate governance requirements.

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Nominations to the Board of Directors

Our directors take a critical role in guiding our strategic direction and oversee the management of our company. Board candidates are considered based upon various criteria, such as their business and professional skills and experiences, concern for the long-term interests of the stockholders, and personal integrity and judgment.

In addition, directors must have time available to devote to Board activities and to enhance their knowledge in the growing business. Accordingly, we seek to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities.

The Board of Directors does not have a policy regarding consideration of director candidates nominated by stockholders. Given the limited number of stockholders and substantial ownership of the Company by the directors, the Board of Directors believes such policy is unnecessary.

Indebtedness of Directors and Executive Officers

We have no indebtedness to any director, executive officer, affiliate or stockholder, and no director, executive officer, affiliate or stockholder has any indebtedness to us.

Family Relationships

There are no family relationships among our directors and executive officers and any former directors or executive officers.

Legal Proceedings

As of the date of this Current Report on Form 8-K, there are no material proceedings pending or threatened to which any of our directors, executive officers, affiliates or stockholders is or would be a party adverse to us.

Item 6. Executive Compensation

Compensation Discussion and Analysis

Overview

The Company’s primary objective is to maximize stockholder value. As a result, the Board of Directors which currently acts as the compensation committee of the Company, strives to ensure that the Company’s executive compensation will enable the Company to attract, retain and motivate key people required to execute the Company’s business strategy and lead the Company to achieve its long-term growth and earnings goals. The members of the Board of Directors are Mr. Dale Foster (Chairman), Mr. William Ochall, Mr. Todd Hartung, Mr. Charles Bass and Mr. Paul Giovacchini. The compensation for the Chief Executive Officer for fiscal year 2011 was determined by the Board of Directors in its discretion. The Chief Executive Officer determined the salary, bonus, non-equity compensation and stock awards of the other named executive officers for fiscal year 2011 in his sole discretion. The Board of Directors believes that the total compensation of each named executive officer should reflect their leadership abilities, their initiative, the scope of their responsibilities, the success of the Company and the past and expected future contribution of each executive. The Board of Directors seeks to foster a performance-oriented environment by tying a significant portion of each executive’s cash and equity compensation to the financial performance of the Company.

In recent years, the Company’s executive compensation program has had the following elements: base salary, bonus, stock-based incentives, and for Mr. Hartung, commission based compensation. The Board of Directors does not have a stated plan or program for determining executive compensation to meet the above stated goals. Instead, the Board of Directors and the Chief Executive Officer exercise their discretion in determining the appropriate mix and level of compensation for each named executive officer. In fiscal 2011, the named executive officers did not have employment agreements and the compensation was set by the Board of Directors and the Chief Executive Officer in their discretion in an effort to retain and attract talented employees and to encourage the long-term goals of the company.

The factors considered by the Board of Directors and the Chief Executive Officer in determining the compensation of the named executive officers, in addition to the criteria referenced above, include the Company’s operating and financial performance, as well as the individual executive’s leadership and establishment and implementation of the strategic direction for the Company. The Board of Directors considers as part of its subjective evaluation, among other factors, each executive’s reputation and contacts in the business community, experience and knowledge of the Company’s markets.

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Committee Factors and Decisions

The Board of Directors looks at total executive compensation annually to determine whether the goals of the Company are being serviced. The Board of Directors determines whether executive compensation should be increased or decreased using current market conditions, company performance, present and past, along with input from the Company executives. The Board of Directors also weighs the potential tax implications to the Company for all executive compensation. These factors are not weighed pursuant to a stated formula or plan, but are taken into consideration as determined to be appropriate in the circumstances by the Board of Directors and the Chief Executive Officer.

Base Salary and Bonus Plan

Total cash compensation for 2011 was divided into a base salary portion and a bonus. Many factors were considered in determining the base salaries for executive officers, including the value that each individual brings to the Company through experience, education and training, comparable positions and comparable responsibilities at similar organizations, the specific needs of the Company, and the individual’s past and expected future contributions to the Company’s success. The Board of Directors and the Chief Executive Officer focus on setting an adequate base salary that, when combined with the bonus, will attract and retain its executives and act as a barrier for a competitor to easily draw these key employees away from the Company. While the Board of Directors and the Chief Executive Officer may consider pay of similar executives at other companies, they do not benchmark salary or bonus against any other companies.

Commission Compensation

Mr. Hartung’s responsibilities as Vice President include managing two of the Company’s divisions: marketing and government contracting. In this capacity in 2011, he was responsible for managing vendor relationships and establishing marketing development funds that resulted in revenue to Promark. As a result, a portion of Mr. Hartung’s compensation was commission payments resulting from such revenues to Promark. This is intended to incentive Mr. Hartung to maximize Company revenue through vendor marketing funds.

Equity Incentive Compensation

The Company’s executive officers have been eligible to receive option awards under the United Strategies, Inc. 2001 Stock Option Plan. The primary goal of the Company is to create long-term value for stockholders, and accordingly, the Board of Directors believes that stock option awards provide an additional incentive to executive officers to work towards maximizing stockholder value. The Board of Directors views stock option awards as one of the most important components of the Company’s long-term, performance-based compensation philosophy. The Board of Directors believes that the grant of option awards to executive officers encourages equity ownership in the Company, and closely aligns executive officers’ interests to the interests of the stockholders.

Stock option awards are provided through initial grants at or near the date of hire and through subsequent periodic grants. Stock option awards granted by USI to its executive officers and other employees have exercise prices at or above the fair market value of the stock on the date of the grant or award. Stock option awards vest and become exercisable at such time as determined by the Board of Directors. The initial grant is designed for the level of skills required to fulfill the executive’s responsibilities and is designed to motivate the executive officer to make decisions and implement strategies and programs that will contribute to an increase in the Company’s stock price over time. Periodic additional stock option awards within the comparable range for the job are granted to reflect the executive’s ongoing contributions to the Company, to create an incentive to remain at the Company and to provide a long-term incentive to achieve or exceed the Company’s financial goals.

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The following tables set forth the compensation earned by the Chief Executive Officer (“CEO”) the Chief Financial Officer (“CFO”) and our two other executive officers for the year ended June 30, 2011.

Summary Compensation Table for Fiscal Year Ending June 30, 2011

Name and principal position	Year	Salary ($)	Bonus ($)(1)	Non-equity incentive compensation ($)(2)	All other compensation ($)(3)	Total ($)
Dale R. Foster Chairman, President and CEO	2011	240,000	80,000	-	11,107	331,107

William Ochall Chief Financial Officer	2011	162,000	60,000	-	13,836	235,836

Stephen T. Hartung Vice President	2011	122,000	60,000	141,061	11,987	335,048

Charles Bass Vice President Alliances	2011	280,000	-	-	-	280,000

(1)	The Company paid discretionary bonuses to executive employees based upon the Board of Directors’ and CEO’s review of the annual performance of the Company.
(2)	Mr. Hartung’s incentive compensation is paid pursuant to a commission plan paid quarterly. The amount paid is 10% of marketing rebates from vendors received by the Company.
(3)

All Other Compensation

	Cost of Company Car ($)	Total ($)

Dale R. Foster	11,107 (a)	11,107

William Ochall	13,836 (a)	13,836

Stephen T. Hartung	11,987 (a)	11,987

Charles Bass	-	-

(a) The amounts included in this table reflect the Company’s expenses for automobiles and insurance on such automobiles used by Messrs. Foster, Ochall and Hartung.

Grants of Plan Based Awards for Fiscal Year Ending June 30, 2011

Mr. Hartung was paid incentive compensation pursuant to a commission plan paid quarterly. The grant date for such award is the beginning of each fiscal year of employment, resulting in the grant date for fiscal year 2011, being July 1, 2010. The amount paid is determined as 10% of marketing rebates from vendors received by the Company. There were no other grants of plan based awards in fiscal year ending June 30, 2011 to the named executive officers.

Outstanding Equity Awards for Fiscal Year Ending June 30, 2011

Name	Option awards
	Number of securities underlying unexercised options (#) exercisable	Option exercise price ($)	Option expiration date

Dale R. Foster	100,000 (1)	$0.04	6/1/2019

William Ochall	100,000 (1)	$0.04	6/1/2019

Stephen T. Hartung	100,000 (1)	$0.04	6/1/2019

Charles Bass	150,000 (1)	$0.04	11/16/2019

(1)	The option awards to Messrs. Foster, Ochall and Hartung were made June 1, 2009. Mr. Bass’s options were awarded November 16, 2009. All options were awarded pursuant to the United Strategies, Inc. 2001Stock Option Plan.

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On October 21, 2011, USI granted each named executive officer the following options pursuant to the United Strategies, Inc. 2001 Stock Option Plan: Dale R. Foster 630,000 options, William Ochall 406,000 options; Stephen T. Hartung 464,000 options; and Charles Bass 250,000 options. All granted options vested immediately. The exercise price for each option was determined based on the grant date value of USI’s outstanding common stock determined to be $0.12 based upon USI’s internal valuation as of September 30, 2011. The options expire on October 20, 2021.

Employment Agreements

Employment Agreements

Sand Hills has entered into new employment agreements with Dale R. Foster and William J. Ochall, and Promark has entered into new employment agreements with Charles E. Bass and Stephen T. Hartung.

Sand Hills entered into an employment agreement, effective March 30, 2012, with Mr. Foster, pursuant to which Mr. Foster will serve as our President and Chief Executive Officer. The initial term of the agreement shall end on March 31, 2015, with automatic one year renewals thereafter. Mr. Foster’s employment agreement provides for an initial base salary of $250,000, subject to annual adjustment by the Board of Directors or the compensation committee of the Board of Directors (the “Foster Base Salary”). Mr. Foster is also eligible for a quarterly performance bonus of up to $10,000, pursuant to the Company’s management incentive bonus program, policy or practice of the Board or its compensation committee, in effect from time to time. The amount of such bonus will be determined by the Board or its compensation committee and on an annual basis will not exceed 25% of the then-current Foster Base Salary except pursuant to a specific finding by the Board or its compensation committee that a higher percentage is appropriate.

Sand Hills also entered into an employment agreement, effective March 30, 2012, with Mr. Ochall, pursuant to which Mr. Ochall will serve as our Chief Financial Officer. Subject to earlier termination pursuant to the terms of the agreement, the initial term of the agreement shall end on March 29, 2015, with automatic one year renewals thereafter, unless either party provides notice of nonrenewal. Mr. Ochall’s employment agreement provides for an initial base salary of $150,000, subject to annual adjustment by the Board of Directors or the compensation committee of the Board of Directors (the “Ochall Base Salary”). Mr. Ochall is also eligible for a quarterly performance bonus of up to $5,000, pursuant to the Company’s management incentive bonus program, policy or practice of the Board or its compensation committee, in effect from time to time. The amount of such bonus will be determined by the Board or its compensation committee and on an annual basis will not exceed 25% of the then-current Ochall Base Salary except pursuant to a specific finding by the Board or its compensation committee a higher percentage is appropriate.

Under each agreement, the Company agreed to grant each of Mr. Foster and Mr. Ochall, at the time of its usual annual grant to employees, annual stock options to purchase shares of the Company’s common stock as the Board or its compensation committee shall determine.

Pursuant to the terms of each agreement, the Company is obligated to grant each of Mr. Foster and Mr. Ochall incentive stock options under Section 422 of the Internal Revenue Code. The Company will grant Mr. Foster incentive stock options to purchase 450,000 shares of the Company’s common stock and Mr. Ochall incentive stock options to purchase 300,000 shares of the Company’s common stock. These incentive stock options will vest in three equal installments on the first, second and third anniversaries of the date of the grant. If the agreement is terminated by the Company prior to the first anniversary of the grant date other than for “Cause” (as defined in the agreement) or on account of death or disability, then the first installment will vest on the termination date. Once vested, these options will be exercisable for a period of five years, measured from the grant date, at a price per share equal to 110% of fair market value on the grant date.

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Each of the employment agreements provide that the executive will accept election and serve as a director on the Board, if elected, and that the Company will include the executive in the management slate for election as a director at every stockholders’ meeting at which his term as a director would otherwise expire. Following termination or expiration of the employment agreement, the executive will tender his resignation to the Board at the request of the Board.

In the event, (A) that the Company terminates the agreement other than for “Cause” (as defined in the agreement) or (B) the executive terminates the agreement upon the occurrence of: (i) a material adverse change in his duties or authority; (ii) a situation in which he is no longer at least one of the President or the Chief Executive Officer of the Company in the case of Mr. Foster or the Chief Financial Officer in the case of Mr. Ochall; (iii) a bankruptcy or other similar action by or against the Company; or (iv) another material breach of the agreement by the Company (each, a “Triggering Event”), the executive will be entitled to receive a severance payment. The severance payment will be equal to the executive’s base annual salary at the time of termination (the “Reference Amount”) in the case of Mr. Ochall, and two times the Reference Amount in the case of Mr. Foster. In each case the severance will be payable for one year in accordance with the Company’s normal payroll practices and the executive may exercise any vested options within 180 days of the executive’s termination date, after which time any unexercised options shall be forfeited. Additionally, the executive will receive a pro rata performance bonus (prorated by multiplying the full year bonus that otherwise would be due by the percentage derived from dividing the number of days in the then-current year prior to the termination of the executive by three hundred sixty-five (365)) (the “Pro Rata Bonus”).

In the event of termination of employment upon a Triggering Event within two years following a “change in control” (as described below), or, if within such two-year period (i) there is a material adverse change in his compensation or benefits, or (ii) any successor to the Company does not assume the Company’s obligation under the agreement, and the executive terminates his employment, the executive is entitled to a lump sum severance payment equal to the Reference Amount, in the case of Mr. Ochall, and two times the Reference Amount in the case of Mr. Foster, as well as the Pro Rata Bonus. Additionally, any unvested options granted to the executive and covered by the employment agreement shall immediately vest and become and remain fully exercisable through their original terms and otherwise in accordance with their respective original terms. The agreements also provide that such severance and Pro Rata Bonus is payable following a change in control if the executive elects to terminate his employment for any reason or no reason commencing with the sixth and ending with the twelfth month following the change in control. Under the agreement, a “change in control” is deemed to occur: (i) if any person becomes the direct or indirect beneficial owner of more than 50% of the combined voting power of the Company’s then-outstanding securities; (ii) if there is a change in a majority of the directors in office during any 24 month period; (iii) if the Company engages in a recapitalization, reorganization, merger, consolidation or other similar transaction after which the holders of the Company’s voting securities before the transaction do not continue to hold at least 50% of the voting securities of the Company or its successor after the transaction; or (iv) upon the complete liquidation or dissolution of the Company, or the sale or other disposition of all or substantially all of its assets after which the holders of the Company’s voting securities before such sale or disposition do not continue to hold at least 50% of the voting securities of the Company or its successor after such sale or disposition.

Promark entered into a new employment agreement, effective March 30, 2012, with Mr. Bass, pursuant to which Mr. Bass will serve as Promark’s Vice President – Alliances. Subject to earlier termination pursuant to the terms of the agreement, the initial term of the agreement shall end on March 29, 2015, with automatic one year renewals thereafter, unless either party provides notice of nonrenewal. Mr. Bass’s employment agreement provides for an initial base salary of $225,000, subject to annual adjustment by the Board of Directors of Promark (the “Promark Board”) or the compensation committee of the Promark Board (the “Bass Base Salary”). Mr. Bass is also eligible for a quarterly performance bonus of up to $13,750, pursuant to Promark’s management incentive bonus program, policy or practice of the Promark Board or its compensation committee, in effect from time to time.

Promark also entered into a new employment agreement, effective March 30, 2012, with Mr. Hartung, pursuant to which Mr. Hartung will serve as Promark’s Vice President. Subject to earlier termination pursuant to the terms of the agreement, the initial term of the agreement shall end on March 31, 2015, with automatic one year renewals thereafter, unless either party provides notice of nonrenewal. Mr. Hartung’s employment agreement provides for an initial base salary of $150,000, subject to annual adjustment by the Promark Board or the compensation committee of the Promark Board (the “Hartung Base Salary”). Mr. Hartung is also eligible for a quarterly performance bonus of up to $7,000, pursuant to Promark’s management incentive bonus program, policy or practice of the Promark Board or its compensation committee, in effect from time to time.

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The amount of quarterly bonus for each of Mr. Bass and Mr. Hartung will be determined by the Promark Board or its compensation committee in its sole and absolute discretion and on an annual basis will not exceed 25% of the then-current Base Salary except pursuant to a specific finding by the Promark Board or its compensation committee that a higher percentage is appropriate.

The agreements further provide that Sand Hills will grant each of Mr. Bass and Mr. Hartung, at the time of its usual annual grant to employees, annual stock options to purchase shares of the Company’s common stock as the Board or its compensation committee shall determine.

Pursuant to the terms of each agreement, Sand Hills will grant each of Mr. Bass and Mr. Hartung incentive stock options under Section 422 of the Internal Revenue Code to purchase 300,000 shares of Sand Hills common stock which will vest in three equal installments on the first, second and third anniversaries of the effective date of grant. If the agreement is terminated by Promark prior to the first anniversary of the grant date other than for “Cause” (as defined in the agreement) or on account of death or disability, then the first installment will vest on the termination date of the agreement. Once vested, these options will be exercisable for a period of five years, measured from the date of grant, at a price per share equal to 110% of fair market value on the grant date.

In the event, (A) that Promark terminates the agreement other than for “Cause” (as defined in the agreement) or (B) the executive terminates the agreement upon the occurrence of: (i) a material adverse change in his duties or authority; (ii) a situation in which he is no longer a Vice President of Promark; (iii) a bankruptcy or other similar action by or against Promark; or (iv) another material breach of the agreement by Promark (each, a “Promark Triggering Event”), the executive will be entitled to receive a severance payment equal to the Reference Amount, payable for one year in accordance with Promark’s normal payroll practices and may exercise any vested options within 180 days of his termination date, after which time any unexercised options shall be forfeited. Additionally, the executive will receive the Pro Rata Bonus.

In the event of termination of employment upon a Promark Triggering Event within two years following a “change in control” (as described below), or, if within such two-year period (i) there is a material adverse change in his compensation or benefits, or (ii) any successor to Promark does not assume Promark’s obligation under the agreement, and the executive terminates his employment, the executive is entitled to a lump sum severance payment equal to the Promark Reference Amount and the Pro Rata Bonus, and any unvested options granted to the executive and covered by the employment agreement shall immediately vest and become and remain fully exercisable through their original terms and otherwise in accordance with their respective original terms. The agreement also provides that such severance and Pro Rata Bonus is payable following a change in control if the executive elects to terminate his employment for any reason or no reason commencing with the sixth and ending with the twelfth month following the change in control. Under the agreement, a “change in control” is deemed to occur: (i) if any person becomes the direct or indirect beneficial owner of more than 50% of the combined voting power of Promark’s then-outstanding securities; (ii) if there is a change in a majority of the directors in office during any 24 month period; (iii) if Promark engages in a recapitalization, reorganization, merger, consolidation or other similar transaction after which the holders of Promark’s voting securities before the transaction do not continue to hold at least 50% of the voting securities of Promark or its successor after the transaction; or (iv) upon the complete liquidation or dissolution of Promark, or the sale or other disposition of all or substantially all of its assets after which the holders of Promark’s voting securities before such sale or disposition do not continue to hold at least 50% of the voting securities of Promark or its successor after such sale or disposition.

Option Exercises and Stock Vesting for Fiscal Year Ending June 30, 2011

There were no option exercises or stock vesting events in fiscal year ending June 30, 2011.

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Termination or Change of Control Payments

As of June 30, 2011, there were no contracts, agreements, plans or arrangements with any named executive officer providing for payments following, or in connection with, any termination or a change of control of USI or a change in responsibilities of the named executive officer.

Compensation of Directors

The Company’s policy in 2011 was to pay no compensation to directors.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

Transactions with Related Persons

Dale Foster, William J. Ochall and Stephen T. Hartung each have a 20% ownership interests in Core Investment Group, LLC (“Core Investment Group”) and its subsidiaries. Grindstone Technology, LLC (“Grindstone”), a subsidiary of Core Investment Group, is an information technology reseller that purchases products from Promark and resells products to end users. Grindstone is not provided any terms more favorable than any other general reseller of products through Promark. Grindstone has engaged in business with Promark since 2009 with purchases totaling $571,401, $259,790, $127,467 and $148,220 for fiscal years 2011, 2010, 2009 and the fiscal year to date 2012, respectively. Another Core Investment Group subsidiary, Quality First Imaging, Inc., has been providing document imaging scanning services and consulting as a vendor of both USI and Promark and has received payments from USI and Promark totaling $223,407 and $29,051 for fiscal year 2011 and fiscal year to date 2012, respectively.

Director Independence

During the fiscal year ending June 30, 2011, USI had one independent director, Anthony Matthews, on our Board of Directors. Effective March 30, 2012, Paul Giovacchini will be the sole independent director of the Company. We evaluate independence by the standards for director independence established by applicable laws, rules, and listing standards including, without limitation, the standards for independent directors established by the NASDAQ stock market.

Subject to some exceptions, these standards generally provide that a director will not be independent if:

•	the director is, or in the past three years has been, an employee of ours;
•	a member of the director's immediate family is, or in the past three years has been, an executive officer of ours;
•	the director or a member of the director's immediate family has received more than $120,000 per year in direct compensation from us other than for service as a director (or for a family member, as a non-executive employee);
•	the director or a member of the director's immediate family is a current partner of our independent public accountants or in the past three years has worked for such firm in any capacity on our audit.
•	the director or a member of the director's immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers serves on the compensation committee; or
•	the director or a member of the director's immediate family is an partner in, or controlling shareholder or an executive officer of, a company that makes payments to, or receives payments from, us in an amount which, in any twelve-month period during the past three years, exceeds the greater of $200,000 or five percent of that other company's consolidated gross revenues.

Item 8. Legal Proceedings

There are no material legal proceedings to which the Company or any of its subsidiaries is a party or of which any of their property is the subject.

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Item 9. Market Price of and Dividends on Common Equity and Related Stockholder Matters

Trading Information

Our common stock does not trade, nor is it admitted to quotation, on any stock exchange or other trading facility. Management has no present plan, proposal, arrangement or understanding with any person with regard to the development of a trading market in any of our securities. Any decision to initiate public trading of our common stock will be in the discretion of management. We cannot assure you that a trading market for our common stock will ever develop. We have not registered our class of common stock for resale under the blue sky laws of any state. The holders of shares of common stock, and persons who may desire to purchase shares of our common stock in any trading market that might develop in the future, should be aware that, in addition to transfer restrictions imposed by federal securities laws, significant state blue sky law restrictions may exist which could limit the ability of stockholders to sell their shares and limit potential purchasers from acquiring our common stock.

Transfer Agent

We currently have no third party transfer agent and registrar for our common stock.

Holders of Record

As of March 30, 2012, there were seven holders of record of our common stock.

Dividends

We have not paid any dividends on our common stock, and we do not expect to pay any dividends on our common stock in the foreseeable future.

Item 10. Recent Sales of Unregistered Securities

On March 30, 2012, at the closing of the Reverse Merger, we issued an aggregate of 21,414,263 shares of our common stock to the former stockholders of USI. The issuance of the shares of our common stock issued to former holders of USI’s common stock was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), as a sale by an issuer not involving a public offering and under Regulation D promulgated pursuant to the Securities Act. The issuance of these shares of common stock was not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) of, and Regulation D (Rule 506) under, the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering. Such securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain or, upon issuance will contain, a legend stating the same.

Item 11. Description of Registrants Securities to be Registered

The following description of our common stock and our preferred stock is a summary. You should refer to our Articles of Incorporation and our By-laws for the actual terms of our capital stock. These documents are filed as Exhibits 3.1 and 3.2, respectively, to our Registration Statement on Form 10 filed with the SEC on July 24, 2009.

Authorized Capital Stock

We are authorized to issue up to 100,000,000 shares of common stock and 10,000,000 shares of blank check preferred stock, each with a par value of $0.0001 per share. As of the date of this Registration Statement, there are 23,414263 shares of common stock and no shares of preferred stock issued and outstanding. Our common stock is held of record by seven registered stockholders.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters to be voted on by the stockholders. All shares of common stock are entitled to participate in any distributions or dividends that may be declared by the Board of Directors, subject to any preferential dividend rights of outstanding shares of preferred stock. Subject to prior rights of creditors, all shares of common stock are entitled, in the event of our liquidation, dissolution or winding up, to participate ratably in the distribution of all our remaining assets, after distribution in full of preferential amounts, if any, to be distributed to holders of preferred stock. There are no sinking fund provisions applicable to the common stock. Our common stock has no preemptive or conversion rights or other subscription rights.

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Preferred Stock

Our Board of Directors has the authority, without further action by our stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more series and to fix the designation, powers, preferences and rights of each series and the qualifications, limitations or restrictions thereof. These rights may include a preferential return in the event of our liquidation, the right to receive dividends if declared by the Board of Directors, special dividend rates, conversion rights, redemption rights, superior voting rights to the common stock, the right to protection from dilutive issuances of securities or the right to approve corporate actions. Any or all of these rights may be superior to the rights of the common stock. As a result, preferred stock could be issued with terms that could delay or prevent a change in control or make removal of our management more difficult. Additionally, our issuance of preferred stock may decrease the market price of our common stock in any market that may develop for such securities.

The Board of Directors has the authority to issue the authorized but unissued shares of our capital stock without action by the stockholders. The issuance of any such shares would reduce the percentage ownership held by existing stockholders and may dilute the book value of their shares.

There are no provisions in our Articles of Incorporation or By-laws which would delay, defer or prevent a change in control of the Company.

Item 12. Indemnification of Directors and Officers

Articles of Incorporation

The Company’s Articles of Incorporation provide that the liability of the directors and officers of the Company will be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes, as may be amended and supplemented from time to time (the “NRS”).

The Company’s Articles of Incorporation further provide that every person who was or is a party to, or is threatened to be made a party to, or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person with whom he or she is a legal representative, is or was a director of the Company, or who is serving at the request of the Company as a director or officer of another corporation, or is a representative in a partnership, joint venture, trust or other enterprise, will be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorney’s fees, judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by him or her in connection therewith.  This right of indemnification will be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil suit or proceeding must be paid by the Company as incurred and in advance of the final disposition of the action, suit, or proceeding, under receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company.  This right of indemnification will not be exclusive of any other right the directors, officers of representatives have or may have in the future, and they will be entitled to their respective rights of indemnification under the By-laws, vote of stockholders, provision of law, or otherwise, as well as their rights under the Articles of Incorporation.

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Nevada Law

Indemnification

Pursuant to NRS 78.7502 (Discretionary and mandatory indemnification of officers, directors, employees and agents: General provisions), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person: (a) is not liable pursuant to NRS 79.138 (breach of good faith); or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 79.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful.

A corporation may also indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person: (a) is not liable pursuant to NRS 79.138; or (b) acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify him or her against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

Insurance

Pursuant to NRS 78.752 (Insurance and other financial arrangements against liability of directors, officers, employees and agents), a corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against the person and liability and expenses incurred by the person in his or her capacity as a director, officer, employee or agent, or arising out of his or her status as such, whether or not the corporation has the authority to indemnify such a person against such liability and expenses. No such financial arrangement may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses or indemnification ordered by a court.

Bylaws

The Company’s By-laws provide that no director will be liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except with respect to: (a) a breach of the director’s duty of loyalty to the Company or its stockholders; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) liability which may be specifically defined by law; or (d) a transaction from which the director derived an improper personal benefit. The intention of the foregoing sentence is to eliminate the liability of the Company’s directors to the Company or its stockholders to the fullest extent permitted by law. The Company will indemnify to the fullest extent permitted by law each person that such law grants the Company the power to indemnify.

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The SEC’s Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors, officers or controlling persons, the Company has been advised that in the opinion of the Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 13. Financial Statements and Supplementary Data

The financial statements of USI for the 12 months ended June 30, 2011, 2010 and 2009 and for the six months ended December 31, 2011 and 2010 (unaudited) are incorporated herein by reference to Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosures

On March 30, 2012, we dismissed Silberstein Ungar, PLLC (“Silberstein”) as our independent registered public accounting firm.

The reports of Silberstein on our financial statements for the fiscal years ended March 31, 2011 and 2010 did not contain an adverse opinion or disclaimer of opinion and were not modified as to uncertainty, audit scope, or accounting principles, except the report did contain an explanatory paragraph related to our ability to continue as a going concern. During our fiscal years ended March 31, 2011 and 2010, and the subsequent interim periods through the date of this report, there were (i) no disagreements with Silberstein on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Silberstein would have caused Silberstein to make reference to the subject matter of the disagreements in connection with its report, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

We provided Silberstein with a copy of the aforementioned disclosures and requested that Silberstein furnish a letter addressed to the SEC stating whether or not it agreed with the statements above and, if not, stating the respects in which it does not agree. A copy of the letter furnished by Silberstein is filed as an exhibit to this report.

On March 30, 2012, we engaged Stegman & Company (“Stegman”) as our new independent registered public accounting firm. Stegman is also USI’s independent public accounting firm. The appointment of Stegman was approved by our Board of Directors.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth above in Items 1.01 and 2.01 of this report are incorporated herein by reference in its entirety.

Item 4.01. Changes in Registrant’s Certifying Accountant.

The information set forth above in Item 2.01 of this report is incorporated herein by reference in its entirety.

Item 5.01. Changes in Control of Registrant.

The information set forth above in Items 1.01 and 2.01 of this report is incorporated herein by reference in its entirety.

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Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth above in Items 1.01 and 2.01 of this report is incorporated herein by reference in its entirety.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information set forth above in Items 1.01 and 2.01 of this report is incorporated herein by reference in its entirety.

Effective March 30, 2012, the Company changed its fiscal year end to June 30th as a result of the Reverse Merger to conform its fiscal year to that of USI. As a result of the change, the results of Company’s fiscal quarter ended March 31, 2012 will be reported on the Company’s Quarterly Report on Form 10-Q for the new fiscal third quarter ending March 31, 2012 and in the Company’s Annual report on Form 10-K for fiscal year ending June 30, 2012.

Item 5.06.	Change in Shell Company Status.

As disclosed in more detail in Items 1.01 and 2.01 and 5.01 of this report, on March 30, 2012, the Company acquired USI in the Reverse Merger. Although the Company was a shell company, as defined in Rule 12b-2 of the Exchange Act, prior to the Reverse Merger, the Company believes that the completion of the Reverse Merger had the effect of causing the Company to cease being a shell company.

See Items 1.01, 2.01 and 5.01 of this report which are incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The financial statements of USI for the 12 months ended June 30, 2011, 2010 and 2009 and for the six months ended December 31, 2011 and 2010 (unaudited) are incorporated herein by reference to Exhibits 99.1 and 99.2, respectively, to this Current Report on Form 8-K.

(d) Exhibits.

See the Exhibit Index attached hereto which is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SAND HILLS, INC.

Date: April 3, 2012	By:	/s/ Dale R. Foster
Dale R. Foster, President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated March 16, 2012, by and among United Strategies, Inc., Promark Technology, Inc., Sand Hills, Inc., and Promark Acquisition Corporation (1)
3.1	Articles of Incorporation (2)
3.2	Bylaws (2)
10.1	2012 Omnibus Stock Plan
10.2	Employment Agreement, dated March 30, 2012, between the Company and Dale R. Foster (1)
10.3	Employment Agreement, dated March 30, 2012, between the Company and William J. Ochall (1)
10.4	Employment Agreement, dated March 30, 2012, between Promark and Charles E. Bass (1)
10.5	Employment Agreement, dated March 30, 2012, between Promark and Stephen T. Hartung (1)
10.6	Lease, dated March 20, 2006, between Promark and Creative Developments, LLC (1)
21.1	Subsidiaries of the Company (1)
23.1	Letter from Silberstein Ungar PLLC (1)
99.1	Financial statements of United Strategies, Inc. and Promark as of and for the 12 months ended June 30, 2011, 2010 and 2009 (1)
99.2	Financial statements of United Strategies, Inc. and Promark as of and for the six months ended December 31, 2011 and 2010 (unaudited) (1)

(1) Filed herewith.

(2) Incorporated by reference to the Exhibits of the same number to the Company’s Registration Statement on Form 10 filed on July 24, 2009.

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